Exhibit 99.1
PRESS RELEASE

For Immediate Release

FemOne announces third quarter 2005 earnings results.
Sales up 328%, Gross Profits up 376% from same period last year.

Carlsbad, CA, November 22, 2005 - FemOne, Inc. (OTCBB: FEMO), a publicly held Nevada corporation (the “Company”), reported consolidated sales for the third quarter of 2005.

FemOne reported consolidated net sales of $2,035,035 for the three months ended September 30, 2005, an increase of approximately 328%, from $475,357 for the three months ended September 30, 2004. Consolidated net sales for the nine months ended September 30, 2005 increased to $5,584,291, (an increase of 483%), from $957,389 for the same period in 2004. The increases in sales are primarily attributable to the continued growth of FemOne’s technology division, BIOPRO Technology.

Gross profits for the three months ended September 30, 2005 increased to $1,734,766 from $364,334 during the three months ended September 30, 2004. The increase in gross profits of 376% is primarily due to the overall increase in net sales in 2005 and increases in gross margins from Direct Sales of 374% as a result of the growth in our BIOPRO Technology division in the U.S., Australia and New Zealand. Gross profits for the nine months ended September 30, 2005 increased to $4,414,525 from $714,139 over the same period in 2004. Contributing to the increase in gross profits during the 2005 period are gross profits from Direct Response Television Shopping of approximately $195,879 from our subsidiary SRA Marketing.

Consolidated net loss attributable to common stockholders for the three months ended September 30, 2005 was $879,213, or ($0.01) per share, compared to a consolidated net loss of $600,658, or ($0.02) per share, for the three months ended September 30, 2004. Consolidated net loss attributable to stockholders for the nine months ended September 30, 2005 was $2,215,541, or ($0.03) per share, compared to a consolidated net loss of $1,699,839, or ($0.06), per share for the same period in 2004. The increase in net loss in 2005 over 2004 was directly attributable to an increase in expenses associated with the Company’s expanded operations and efforts to continue its business growth. Included in the net loss for the three and nine month periods ended September 30, 2005 are net non cash expenses of $374,965 and $797,244, respectively, representing the non cash amortization expense related to the Company’s convertible debt financing and non cash gains related to the valuation of warrant derivatives in the period.

Operating expenses for the three months ended September 30, 2005 were $2,208,788, compared to $800,198 for the same period in 2004. Operating expenses for the nine months ended September 30, 2005 were $5,792,242, compared to $2,219,593 for the same period in 2004. Operating expenses as a percentage of sales for the three and nine months ended September 30, 2005 decreased to 109% and 104%, respectively, compared to 168% and 232%, respectively, in the 2004 periods. The significant decrease of operating expenses as a percentage of sales has been predominantly a result of the 328% increase in sales. The increase in operating expenses in the 2005 periods was the result of increases in commission expenses incurred on the increased sales, as well as increases in promotion and marketing expenses, and our expanded operations in Australia, New Zealand and the Philippines.

Included in the Company’s consolidated results for the three and nine months ended September 30, 2005 are revenues and expenses from its three controlled subsidiaries, BIOPRO Australasia Pty, Ltd, which operates the Company’s direct sales effort in Australia, New Zealand, and BIOPRO Asia, Inc, which operates the Company’s direct sales effort in the Philippines, and SRA Marketing, Inc., which is responsible for all sales made over the Direct Response Shopping network. BIOPRO Australia and SRA Marketing began their operations in the fourth quarter of 2004, and BIOPRO Asia began operations in the third quarter of 2005 and launched its sales efforts on October 1, 2005. Revenues during the three and nine months ended September 30, 2005, from BIOPRO Australasia Pty, Ltd., represented 19% and 22%, respectively, of the Company’s consolidated revenues for those periods. Revenues from SRA Marketing during the three and nine months ended September 30, 2005, represent 1% and 8%, respectively, of the Company’s consolidated revenues for those periods.

Commenting on the results, Ray W. Grimm, Jr., the Company’s chief executive officer, stated “We continue to see substantial growth in North America in our BIOPRO Technology division due to the market becoming aware of the hazards of electro-pollution. Our new product introductions in recent months have helped create the sales momentum we experienced in the third quarter.” “We will continue to keep this sales momentum going with our main focus towards expanding our market presence and achieving profitability”, Grimm added.

The information contained in this press release should be read in connection with the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2004, containing the Report from the Company’s Independent Registered Public Accounting Firm that includes a qualification as to the Company’s ability to continue as a going concern and other information necessary for an understanding of the Company, as well as its Quarterly Report on Form 10-QSB for the period ended September 30, 2005 and its Current Report on Form 8-K dated June 30, 2005 filed November 22, 2005.

About FemOne, Inc.
FemOne, Inc. (OTCBB: FEMO), based in Carlsbad, California is sales and marketing company with distribution in the United States, Canada, Australia and New Zealand. More information about FemOne and its products can be found on the company's web sites at www.femone.com or www.bioprotechnology.com, by e-mail at FEMOIR@femone.com or by calling FemOne Inc. at (760) 448-2498.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company’s operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company’s dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

- Tables Follow -

FemOne, Inc.
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2005 and 2004
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES
Product sales	$2,035,035	$475,357	$5,584,291	$957,389
Cost of sales	300,269	111,023	1,169,766	243,250
GROSS PROFIT	1,734,766	364,334	4,414,525	714,139

EXPENSES
Order fulfillment costs	1,067,299	350,276	2,814,092	664,090
Sales and marketing	555,361	169,780	1,613,810	545,050
General and administrative	586,128	280,142	1,364,340	1,010,453
Total operating expenses	2,208,788	800,198	5,792,242	2,219,593
NET LOSS FROM OPERATIONS	(474,022)	(435,864)	(1,377,717)	(1,505,454)

OTHER INCOME (EXPENSES)
Interest expense on convertible debt financing	(651,669)	(117,226)	(1,799,948)	(117,226)
Interest and finance charges	(8,365)	(47,568)	(47,045)	(77,159)
Gain on warrant derivatives	201,381	-	1,002,704	-
Other income	5,255	-	12,465	-
Total other income (expenses)	(453,398)	(164,794)	(831,824)	(194,385)

LOSS BEFORE MINORITY INTEREST	(927,420)	(600,658)	(2,209,541)	(1,699,839)

MINORITY INTEREST	48,207	-	(6,000)	-

NET LOSS	$(879,213)	$(600,658)	$(2,215,541)	$(1,699,839)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING- Basic and diluted	94,584,451	26,374,009	72,113,112	26,559,009

Consolidated Balance Sheets
September 30, 2005 and December 31, 2004
(Unaudited)
	September 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$796,296	$720,468
Accounts receivable,	197,027	261,888
Accounts receivable, related party	31,075	63,110
Inventory	774,255	370,958
Prepaid inventory	33,820	109,570
Prepaid interest - convertible notes	-	126,348
Prepaid and other current assets	127,449	37,069
Total current assets	1,959,922	1,689,411

Property and equipment, net	157,049	51,240

Other assets
Intangible assets	217,234	239,497
Deposits	36,571	5,393
Deferred debt issue costs	287,316	323,645
Total assets	$2,658,092	$2,309,186

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$578,640	$367,589
Accrued payroll and payroll related payables	215,040	71,532
Accrued commissions	289,306	129,392
Accrued interest	235,352	75,446
Deferred compensation and related payroll tax	57,190	76,011
Deferred rent	28,987	-
Notes payable - related parties	1,284	86,828
Convertible notes payable, net	1,282,374	-
Warrant derivative liability	657,509	-

Total current liabilities	3,345,682	806,798
Long-term liabilities
Notes payable - related party	298,725	648,725
Convertible notes payable, net	-	473,336

Total liabilities	3,644,407	1,928,859

Minority interest in subsidiaries	49,523	43,523

Stockholders’ equity (deficit)
Common Stock, 500,000,000 and 150,000,000 shares authorized at September 30, 2005 and December 31, 2004, respectively, $0.001 par value, 111,724,451 and 32,501,773 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	111,726	32,503
Additional paid in capital	6,519,303	5,744,587
Accumulated deficit	(7,655,827)	(5,440,286)
Comprehensive loss	(11,040)	-
Total stockholders’ equity (deficit)	(1,035,838)	336,804

Total liabilities and stockholders’ equity (deficit)	$2,658,092	$2,309,186